    As filed with the Securities and Exchange Commission on June 24, 1998.

                                                Registration No. 333-___________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  SIMULA, INC.
             (Exact name of registrant as specified in its charter)

             ARIZONA                                      86-0320129
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                   Identification Number)


                      2700 NORTH CENTRAL AVENUE, SUITE 1000
                     PHOENIX, ARIZONA 85004, (602) 631-4005
    (Address and telephone number of registrant's principal executive office)


                                  SIMULA, INC.
                             1994 STOCK OPTION PLAN
                            (Full title of the plan)


                             BRADLEY P. FORST, ESQ.
                                  SIMULA, INC.
                      2700 NORTH CENTRAL AVENUE, SUITE 1000
                             PHOENIX, ARIZONA 85004
                                (602) 631-4005
           (Name, address, and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

        TITLE OF                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO BE          OFFERING PRICE             AGGREGATE              AMOUNT OF
       REGISTERED            REGISTERED            PER UNIT(1)           OFFERING PRICE(1)       REGISTRATION FEE
    ----------------        ------------         ----------------        -----------------       ----------------
 Common Stock $.01 par     955,000 shares         See (1) below             $15,071,093              $4566.54
    value per share


(1) The price is calculated in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 955,000, the number of shares authorized to be issued under the Plan by $15.78 per share, which represents the average of the high and low price of the Registrant's Common Stock as quoted on the New York Stock Exchange on June 17, 1998.

         This Registration Statement on Form S-8 relates to the registration by Simula, Inc. (the "Company") of 955,000 shares of its Common Stock under the Company's 1994 Stock Option Plan (the "1994 Plan"). Upon effectiveness of this Registration Statement, 2,500,000 shares of the Common Stock of the Company will be registered on Form S-8 for issuance under the 1994 Plan. The Company previously registered 945,000 shares (630,000 shares prior to the Company's 3-for-2 stock split on September 28, 1995) of Common Stock issuable under the 1994 Plan pursuant to a Registration Statement on Form S-8 dated June 26, 1995, and numbered 33-93928. The Company also registered 600,000 additional shares of Common Stock issuable under the 1994 Plan pursuant to a Registration Statement on Form S-8 dated March 7, 1997 and numbered 333-22989. Pursuant to General Instruction E to Form S-8, the information contained in File No. 33-93928 applicable to the 1994 Plan is incorporated herein by reference.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of Common Stock issuable under the Plan has been passed upon for the Company by Bradley P. Forst, Esq., Vice President, Secretary, and General Counsel of the Company. Mr. Forst owns shares of Common Stock and holds options to purchase additional shares of Common Stock.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 10 of the Company's Amended and Restated Articles of Incorporation provides that the personal liability of the directors to the Company and its shareholders for monetary damages by reason of their conduct as directors shall be limited or eliminated to the fullest extent permitted by Arizona law. In A.R.S. Section 10-202(B)(1), Arizona corporate law limits or eliminates the liability of a director of a corporation for money damages for any action taken or not taken as a director in all instances except: (i) where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

         Section 12.01 of the Company's Bylaws further provides that the Company shall indemnify and pay the expenses of directors, officers, employees, trustees or agents of or for the Company to the fullest extent permitted by Arizona law. In A.R.S Section 10-850 et seq., Arizona corporate law provides that a corporation may provide indemnification if: (i) the director's conduct was in good faith; (ii) the director reasonably believed: (x) in the case of conduct in an official capacity with the corporation, that the conduct was in its best interests, or (y) in all other cases, that the conduct was at least not opposed to its best interests; and (iii) in the case of criminal proceedings, the director had no reasonable cause to believe the conduct was unlawful.

         Directors may not be indemnified in connection with proceedings brought by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Under Arizona law, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

         Arizona law also provides for mandatory and court-ordered indemnification in certain instances, including on behalf of officers, employees and agents of the Company who are not also directors.

ITEM 8.  EXHIBITS.

         The following Exhibits are included pursuant to Regulation S-K.

   No.                Description                                     Reference
   ---                -----------                                     ---------
  *5.1         Opinion of Counsel

 *23.          Consent of Independent Auditors

  24.          Powers of Attorney                                        (1)


_______________

*   Filed herewith

(1) Filed with Report on Form 10-K for the year ended December 31, 1997.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on June 24, 1998.

                                      SIMULA, INC.


                                      By  /s/  DONALD W. TOWNSEND
                                          ---------------------------------
                                          Donald W. Townsend, President


    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                             SIGNATURE AND TITLE                                               DATE
                             -------------------                                               ----
        /s/  DONALD W. TOWNSEND                                                            June 24, 1998
-------------------------------------------------------------------------------
                Donald W. Townsend, President, Chief Operating
                            Officer, and Director

                             /s/ BRADLEY P. FORST                                          June 24, 1998
-------------------------------------------------------------------------------
              Bradley P. Forst, Vice President, General Counsel,
                            Secretary and Director

                              /s/ SEAN K. NOLEN                                            June 24, 1998
-------------------------------------------------------------------------------
               Sean K. Nolen, Vice President, Treasurer, Chief
                       Financial Officer, and Director

                                        *
-------------------------------------------------------------------------------
                       Stanley P. Desjardins, Chairman

                                        *
-------------------------------------------------------------------------------
                          James C. Withers, Director

                                        *
-------------------------------------------------------------------------------
                         Robert D. Olliver, Director

                                        *
-------------------------------------------------------------------------------
                          Scott E. Miller, Director

                                        *
-------------------------------------------------------------------------------
                          John M. Leinonen, Director

                                        *
-------------------------------------------------------------------------------
                           Fred J. Musone, Director



*By:          /s/  BRADLEY P. FORST                                                        June 24, 1998
    ----------------------------------------------------------
         Bradley P. Forst,
         Attorney-in-Fact

                                EXHIBIT INDEX

   No.                Description                                     Reference
   ---                -----------                                     ---------
  *5.1         Opinion of Counsel

 *23.          Consent of Independent Auditors

  24.          Powers of Attorney                                        (1)


_______________

*   Filed herewith

(1) Filed with Report on Form 10-K for the year ended December 31, 1997.


                                       3